                                                                Exhibit 12
                                                                    to
                                                             Form 10-K for 1997

                                       CINCINNATI BELL INC.
                     COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                   AND PREFERRED STOCK DIVIDENDS
                                        (Millions of Dollars)


                                             1997     1996     1995     1994     1993
                                             ----     ----     ----     ----     ----
        Earnings
          (a)  Income (loss) before income
               taxes, extraordinary charges
               and cumulative effect of
               change in accounting
               principle                     $296.9   $284.7  $(19.6)  $117.6  $(55.1)
          (b)  Adjustment for undistributed
               (income) losses of
               partnerships                    (2.1)    (3.4)   (4.5)     1.3     1.3
          (c)  Interest expense                35.5     33.9    52.8     49.5    45.8
          (d)  One-third of rental expense     34.4     27.6    23.1     23.9    23.6
                                             -------  ------- -------  ------  -------

               Total Earnings(1)             $364.7   $342.8  $ 51.8   $192.3  $ 15.6
                                             -------  ------- -------  ------- -------
                                             -------  ------- -------  ------- -------

        Fixed Charges
          (a)  Interest expense              $ 35.5   $ 33.9  $ 52.8   $ 49.5  $ 45.8
          (b)  One-third of rental expense     34.4     27.6    23.1     23.9    23.6
          (c)  Preferred dividends               --       --      --       --     3.5
                                             -------  ------- -------  ------- -------

                                             $ 69.9   $ 61.5  $ 75.9   $ 73.4  $ 72.9
                                             -------  ------- -------  ------- -------
                                             -------  ------- -------  ------- -------

        Ratio of earnings to combined fixed
         charges and preferred stock
         dividends                             5.22     5.57    0.68     2.62    0.21

        Coverage deficiency                      --       --  $ 24.1       --  $ 57.3

          (1) Results for 1997 decreased $14.0 million for a charge from a 1997 business restructuring at MATRIXX and pension settlement gains from a 1995 business restructuring at CBT and CBI.
               Results for 1996 increased $27.1 million primarily for pension settlement gains from a 1995 business restructuring at CBT and CBI.
               Results for 1995 decreased $197.0 million primarily for a charge from a 1995 business restructuring at CBT and CBI and a writedown of goodwill at MATTRIXX.
               Results for 1993 decreased $131.5 million primarily for a charge from a 1993 restructuring at CBIS.